Exhibit 10.1

ASSET PURCHASE AND REORGANIZATION AGREEMENT

This Asset Purchase and Reorganization Agreement ("Agreement") is made as of the 13th day of February, 2007, by and between Tilden Associates, Inc., a Delaware corporation ("Tilden") with its principal business offices located at 300 Hempstead Turnpike, West Hempstead, New York 11522, Accountabilities, Inc., a Delaware corporation ("AI") with its principal business offices located at 500 Craig Road, Suite 201, Manalapan, New Jersey 07726, and TFB Acquisition Company, LLC, a Delaware limited liability company with its principal business offices located at 300 Hempstead Turnpike, West Hempstead, New York 11522 (“TFB”).

WHEREAS, AI is in the business of providing (i) professional staffing services, primarily to CPA firms and (ii) information technology/scientific staffing services and workforce solutions to various businesses (collectively, the “Business”);

WHEREAS, Tilden desires to purchase from AI, and AI desires to sell to Tilden substantially all of the properties, rights and assets used by AI in conducting the Business, all upon and subject to the terms and conditions hereinafter set forth;

WHEREAS, Tilden is in the business of selling automotive franchises and administering and supporting full service automotive repair centers (the “Automotive Business”);

WHEREAS, TFB desires to purchase from Tilden, and Tilden desires to sell to TFB, substantially all of the properties, rights and assets used by Tilden in conducting the Automotive Business, all upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  Purchase and Sale and Delivery of the AI Assets.

1.1.  Purchase and Sale of the AI Assets.

(a)  AI Assets. Subject to and upon the terms and conditions of this Agreement and excluding the assets retained by AI as set forth in Section 1.1(b) herein, AI shall sell, transfer, convey, assign and deliver, to Tilden, and Tilden shall purchase from AI, free and clear of all liens and encumbrances (except for Permitted Liens as defined in Section 2.16), all of the properties, rights and assets, of every kind and nature, real, personal or mixed, tangible or intangible, wherever located, which are owned, leased, licensed or used by AI in the conduct of the Business and which exist on the “Closing Date” (as defined in Section 1.4 below) (collectively, the "AI Assets"), including, without limitation, the following assets:

(i)  all office supplies and similar materials (the "Supplies");

(ii)  all contracts, agreements, leases, arrangements and/or commitments of any kind, whether oral or written, relating to the AI Assets (the "AI Contracts");

(iii)  all customer lists, files, records and documents (including credit information) relating to customers and vendors of the Business and all other business, financial and employee books, records, files, documents, reports and correspondence relating to the Business (collectively, the "Records");

(iv)  all rights of AI, if any, under express or implied warranties from the suppliers of AI in connection with the AI Assets;

(v)  all furnishings, furniture, fixtures, tools, machinery, equipment and leasehold improvements owned by AI and related to the AI Assets, whether or not reflected as capital assets in the accounting records of AI (collectively, the "Fixed Assets");

(vi)  all patents, trademarks, tradenames, service marks, copyrights and applications therefor which are owned by AI and related to the AI Assets and/or the operation of the Business;

(vii)  all computers, computer programs, computer databases, hardware and software owned or licensed by AI and used in connection with the AI Assets and/or the operation of the Business;

(viii)  all municipal, state and federal franchises, licenses, authorizations and permits of AI which are necessary to operate or are related to the AI Assets;

(ix)  all prepaid charges, deposits, sums and fees of AI relating to the AI Assets or arising out of the operation of the Business;

(x)  all claims and rights of AI related to or arising from the AI Assets or arising out of the operation of the Business;

(xi)  all cash and cash equivalents;

(xii)  accounts receivable and rights to payment related to or arising out of the conduct of the Business;

(xiii)  all of the goodwill of the Business; and

(xiv)  all other assets and properties of any nature whatsoever held by AI either directly or indirectly, and used in, allocated to, or required for the conduct of the Business.

(b)  Retained Assets. Notwithstanding anything to the contrary set forth in this Agreement, the following assets of AI (the “Retained Assets”) are not included in the sale of AI Assets contemplated hereby: (i) the Purchase Price (as hereinafter defined) and the other rights of AI under or relating to this Agreement, (ii) the corporate minute books, stock records, qualification to conduct business as a foreign corporation, and other documents relating to the formation, maintenance or existence as a corporation of AI, except that AI agrees that it will provide copies of any such document from the corporate minute books as reasonably requested by Tilden which Tilden believes are necessary for the use and operation of the AI Assets and the conduct of the Business after the Closing Date, and (iii) any and all properties, rights and assets used in the conduct of AI’s payroll debit card business or any business conducted prior to June 2005.

1.2.  Purchase Price. The purchase price for the AI Assets (the "Purchase Price") shall be Twelve Million Five Hundred Thousand (12,500,000) shares (the “Shares”) of Tilden’s common stock, $.0005 par value (the “Tilden Common Stock”), after giving effect to the Reverse Split (as defined in Section 5.19 below). The Parties hereto intend that the Shares to be issued to AI shall represent ninety-six percent (96%) of Tilden’s outstanding Common Stock on a Fully Diluted Basis (as defined in Section 2.3(b) below). In the event that the Shares represent less than ninety-six percent (96%) of Tilden’s outstanding Common Stock on a Fully Diluted Basis, the number of Shares to be issued to AI shall be adjusted at Closing to be equal to ninety-six percent (96%) of Tilden’s outstanding Common Stock on a Fully Diluted Basis at the time of Closing.

1.3.  Assumption of Liabilities.

(a)  Assumed Liabilities. Effective as of the Effective Date, Tilden agrees to assume and to pay, perform and discharge all liabilities and obligations (i) reflected on the Balance Sheet of the Business dated as of September 30, 2006 (a copy of which is annexed as Exhibit 2.5 to the AI Disclosure Schedule, as defined in Section 2 below), (ii) incurred in the ordinary course of business after the date of the Balance Sheet, (iii) the fees and expenses of AI’s counsel, accountants and other experts and all other expenses incurred by AI incident to the negotiation, preparation and execution of this Agreement and any agreement entered into in connection herewith and the performance by AI of its obligations hereunder or thereunder and (iv) arising under AI Contracts on and after the Closing Date and with respect to the use and operation of the AI Assets by Tilden after the Closing Date (the “Assumed Liabilities”).

(b)  Liabilities Retained by Tilden. Except for the Assumed Liabilities, Tilden shall not assume, be liable for or pay, and none of the AI Assets shall be subject to, and AI shall retain, be unconditionally liable for and pay, any liability or obligation (whether known or unknown, matured or unmatured, stated or unstated, recorded or unrecorded, fixed or contingent, currently existing or hereafter arising) of AI, without limitation, the following:

(i)  except as provided in Section 1.3(a) above, any obligation or liability of AI arising out of this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby or thereby;

(ii)  any liability or obligation under or in connection with the Retained Assets.

1.4.  Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of AI in Manalapan, New Jersey, within five (5) days after the date when each of the conditions set forth in Section 6 shall have been fulfilled (or waived by the party entitled to waive such condition) or such other time or date or such other location as the parties may mutually agree (the "Closing Date").

1.5.  Allocation of Purchase Price. The Purchase Price shall be allocated among the various AI Assets by mutual agreement reached by the parties prior to the Closing. The parties covenant and agree with each other that this allocation shall be arrived at by arm’s length negotiation and that none of them will take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any manner inconsistent with the terms of this Section 1.5 without the written consent of the other party to this Agreement. Each of Tilden and AI covenant and agree to execute and timely file U.S. Treasury Form 8594 consistent with such agreed upon allocation and upon a party’s reasonable request the other party shall execute and file such other documents as may be necessary to document such allocation.

2.  Representations and Warranties. Except as set forth in the corresponding sections or subsections of each of the Tilden Disclosure Schedule annexed hereto as Appendix I (the "Tilden Disclosure Schedule") or AI Disclosure Schedule annexed hereto as Appendix II (the "AI Disclosure Schedule"; each of the Tilden Disclosure Schedule and the AI Disclosure Schedule to be sometimes referred to herein as a "Disclosure Schedule"), as the case may be, AI (except for Sections 2.2(b), 2.3(b), 2.5(b), references in Section 2.1 below to documents made available by Tilden to AI and references to Tilden Financial Statements in Section 2.7), hereby represents and warrants to Tilden, and Tilden (except for Sections 2.2(a), 2.3(a), 2.5(a), references in Section 2.1 below to documents made available by AI to Tilden and references to AI Financial Statements in Section 2.7), hereby represents and warrants to AI, that:

2.1.  Organization, Good Standing and Qualification. Each of it and its Subsidiaries (as defined below) is a corporation is duly organized, validly existing as a corporation and in good standing under the laws of its respective jurisdiction of incorporation. It and each of its Subsidiaries has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not, when taken together with all other such failures, reasonably likely to have a material adverse effect on its business, financial condition, operating results or prospects (a “Material Adverse Effect”). It has made available to Tilden, in the case of AI, and to AI, in the case of Tilden, a complete and correct copy of its certificate of incorporation and by-laws (the "Organizational Documents"), each as amended to date. Such Organizational Documents as so made available are in full force and effect.

As used in this Agreement, (i) the term "Subsidiary" means, with respect to AI or Tilden, as the case may be, any entity, whether incorporated or unincorporated, of which at least fifty percent of the securities or ownership interests having by their terms ordinary voting power to elect at least fifty percent of the board of directors or other persons performing similar functions is directly or indirectly owned by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries, (ii) reference to "the other party" means, with respect to AI, Tilden and means with respect to Tilden, AI, and (iii) the term "Person" means an association, corporation, estate, general partnership, governmental entity (or any agency, department or political subdivision thereof), individual, joint stock company, joint venture, limited liability company, limited partnership, trust, or any other organization or entity.

2.2.  Capital Structure.

(a)  The authorized capital stock of AI consists of 95,000,000 shares of Common Stock, $.0001 par value (the “AI Common Stock”) of which 13,600,000 shares were issued and outstanding and no shares were held in treasury as of the date of this Agreement and 5,000,000 shares of Preferred Stock, $.0001 par value, of which no shares were outstanding as of the date of this Agreement. All of the outstanding shares of AI Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. AI has no shares reserved for issuance. Each of the outstanding shares of capital stock or other securities of each of AI’s Subsidiaries is owned by AI or a direct or indirect wholly-owned Subsidiary of AI, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth in Section 2.2 of the AI Disclosure Schedule, AI has no shares of AI Common Stock or Preferred Stock reserved for issuance and there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of AI or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of AI or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. AI does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with its stockholders on any matter ("Voting Debt").

(b)  The authorized capital stock of Tilden consists of 30,000,000 shares of Tilden Common Stock, of which 11,425,903 shares were issued and outstanding and no shares were held in treasury as of the date of this Agreement. All of the outstanding shares of Tilden Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock of each of Tilden’s Subsidiaries is owned by Tilden or a direct or indirect wholly-owned subsidiary of Tilden, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth in its SEC Documents (as defined in Section 2.5(b)), Tilden has no shares of Tilden Common Stock or Tilden Preferred Stock reserved for issuance and there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of Tilden or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Tilden or any of its Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. Tilden does not have outstanding any Voting Debt.

2.3.  Corporate Authority; Approval.

(a)  AI has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only to approval of this Agreement by the holders of a majority of the outstanding shares of AI Common Stock (the "AI Requisite Vote"). This Agreement is a valid and binding agreement of AI enforceable against AI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception"). The Board of Directors of AI has unanimously approved this Agreement and the sale of the AI Assets and the other transactions contemplated hereby.

(b)  Tilden each has all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject only to approval of this Agreement by the holders of a majority of the outstanding shares of Tilden Common Stock (the “Tilden Requisite Vote”). This Agreement is a valid and binding agreement of Tilden, enforceable against Tilden in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Shares of Tilden Common Stock, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and no stockholder of Tilden will have any preemptive right of subscription or purchase in respect thereof. The Board of Directors of Tilden has unanimously approved this Agreement, the acquisition of the AI Assets, the issuance of the shares and the other transactions contemplated hereby. After giving effect to the Reverse Split, the Shares of Tilden Common Stock issued to AI pursuant to this Agreement shall represent 96% of the outstanding shares of Tilden Common Stock outstanding, on a Fully Diluted Basis, immediately after the Effective Time. For purposes of this Agreement, the phrase "Fully Diluted Basis" shall mean after giving effect to the assumed exercise of all outstanding warrants, options and other rights to acquire Tilden Common Stock and securities convertible into Tilden Common Stock, and the assumed conversion of all securities convertible into Tilden Common Stock.

2.4.  Governmental Filings; No Violations.

(a)  Other than the filings and/or notices (i) described in Section 4.19 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the filing of a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), (ii) to comply with state securities or "blue-sky" laws, (such filings and/or notices of Tilden being the "Tilden Governmental Consents" and of AI being the "AI Governmental Consents"), no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, court, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a

Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

(b)  The execution, delivery and performance of this Agreement by it do not, and the consummation by it of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its Organizational Documents or the Organizational Documents governing any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on its assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon it or any of its Subsidiaries or any Law (as defined in Section 2.9) or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of its Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. Section 2.4(b) of its Disclosure Schedule sets forth a correct and complete list of its Contracts and Contracts of its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement other than those where the failure to obtain such consents or waivers is not reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement.

2.5.  Financial Statements; SEC Reports.

(a)   Attached as Exhibit 2.5 to the AI Disclosure Schedule are the following financial statements: balance sheets of the Business at September 30, 2006 and 2005 and statements of operations of the Business for the fiscal years ended September 30, 2006 and 2005 (the "AI Financial Statements"). The AI Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Business as of the dates thereof and the results of its operations for the periods indicated. AI has also delivered to Tilden a copy of AI’s Business Plan dated September 2006 (the “Business Plan”). The Business Plan, including the schedules contained therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial projections included with the Business Plan represent the good faith estimate of management of AI of the results of operations of AI for the periods presented, based upon assumptions which management believes are reasonable (it being acknowledged by all parties hereto that such projections are not intended as a guaranty of future results and actual results may vary from the projected results).

(b)  Since December 31, 2001, Tilden has filed with the Securities and Exchange Commission (the "SEC") all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "SEC Documents"). The SEC Documents, including without limitation any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of Tilden (the "Tilden Financial Statements") included in the SEC Documents comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to customary year-end audit adjustments) the financial position of Tilden as at the dates thereof and the results of its operations and cash flows for the periods indicated.

2.6.  Absence of Certain Changes. Except as expressly contemplated by this Agreement or set forth in Section 2.6 of its Disclosure Schedule, since September 30, 2006 (in the case of AI) and December 31, 2005 (in the case of Tilden), there has not been (i) any change in the financial condition, properties, prospects, business or results of operations of it and its Subsidiaries, except those changes that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it or any of its Subsidiaries, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; or (iii) any change by it in accounting principles, practices or methods. Since September 30, 2006 (in the case of AI) and December 31, 2005 (in the case of Tilden), except as provided in Section 2.6 of its Disclosure Schedule (or in its SEC Documents in the case of Tilden), there has not been any increase in the compensation payable or that could become payable by it or any of its Subsidiaries to officers or key employees or any amendment of any of its Benefit Plans (as defined in Section 2.8) other than increases or amendments in the ordinary course.

2.7.  Litigation and Liabilities. Except as set forth in Section 2.7 of its Disclosure Schedule or reflected on the AI Financial Statements or in the notes thereto (in the case of AI) or the Tilden Financial Statements, the notes thereto or the SEC Documents (in the case of Tilden), there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of its executive officers, threatened against it or any of its Affiliates (which term, as used in this Agreement, shall be as defined in Rule 12b-2 under the Exchange Act) or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including those relating to matters involving any Environmental Law (as defined in Section 2.10), or any other facts or circumstances, in either such case, of which its executive officers have actual knowledge that are reasonably likely to result in any claims against or obligations or liabilities of it or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement.

2.8.  Employee Benefits.

(a)  A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, officers, directors, former employees, former officers or former directors of its and its Subsidiaries (its "Benefit Plans") and any trust agreements or insurance contracts forming a part of such Benefit Plans has been made available by it to the other party prior to the date hereof and each such Benefit Plan is listed in Section 2.8 of its respective Disclosure Schedule or described in its SEC Documents in the case of Tilden.

(b)  All of its Benefit Plans are in substantial compliance with all applicable law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). None of its Benefit Plans is a defined benefit plan (as defined in Section 3(35) of ERISA) or a mutli-employer plan (as defined in Section 3(37) of ERISA). Each of its Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the actual knowledge of its executive officers, threatened litigation relating to its Benefit Plans. Neither it nor any Subsidiary has engaged in a transaction with respect to any of its Benefit Plans that, assuming the taxable period of such transaction expired as of the date hereof, would subject it or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c)  As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA (other than the payment of prospective premium amounts to the Pension Benefit Guaranty Corporation in the normal course) has been or is expected to be incurred by it or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (its "ERISA Affiliate") (each such single-employer plan, its "ERISA Affiliate Plan"). It and its Subsidiaries and ERISA Affiliates have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or any of its ERISA Affiliate Plans within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d)  All contributions required to be made under the terms of any of its Benefit Plans as of the date hereof have been timely made or have been reflected on its most recent balance sheet delivered by it to the other party. Neither any of its Pension Plans nor any of any of its ERISA Affiliate Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any of its ERISA Affiliate Plans pursuant to Section 401(a)(29) of the Code.

(e)  Under each of its Pension Plans which is a single-employer plan and each of its ERISA Affiliate Plans, as of the last day of the most recent plan year ended prior to the date hereof, the actuarily determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial valuation), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and there has been no material change in the financial condition of such Pension Plan or ERISA Affiliate Plan since the last day of the most recent plan year.

(f)  Neither it nor its Subsidiaries have any obligations for retiree health and life insurance benefits under any of its Benefit Plans, except as required by applicable law.

(g)  The consummation of the transactions contemplated by this Agreement will not (x) entitle any of its employees, officers or directors or any employees of its Subsidiaries to severance pay, directly or indirectly, upon termination of employment, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Plans or (z) result in any breach or violation of, or a default under, any of its Benefit Plans.

2.9.  Compliance with Laws. Except as set forth in Section 2.9 of its Disclosure Schedule or in its SEC Documents in the case of Tilden, the businesses of each of it and its Subsidiaries have not been, and are not being, conducted in violation of any law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law (collectively, "Laws"), except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement. No investigation or review by any Governmental Entity with respect to it or any of its Subsidiaries is pending or, to the actual knowledge of its executive officers, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement. To the knowledge of its executive officers, no material change is required in its or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof, except for such changes and noncompliance that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement. Each of it and its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (collectively, "Permits"), necessary to conduct their business as presently conducted, except for those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement. Each of such Permits is listed in Section 2.9 of its Disclosure Schedule.

2.10.  Environmental Matters. Except as disclosed in Section 2.10 of its Disclosure Schedule or in its SEC Documents in the case of Tilden and except for such matters that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it: (i) each of it and its Subsidiaries has complied with all applicable Environmental Laws (as defined below); (ii) the properties currently owned or operated by it or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned or operated by it or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries; (iv) neither it nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any Subsidiary has been associated with any release or threat of release of any Hazardous Substance; (vi) neither it nor any Subsidiary has received any notice, demand, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving it or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

As used herein, the term "Environmental Law" means any Law relating to pollution (or the clean up of the environment), or the protection of air, surface water, groundwater, drinking water, land (surface or subsurface), human health, the environment or any other natural resource or the use, storage, recycling, treatment, generation, processing, handling, production or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 USC §§9601 et seq. and 40 CFR §§302.1 et seq., and regulations thereunder; the Federal Clean Air Act, as amended, 42 USC §§7401 et seq., and regulations thereunder; the Resource Conservation and Recovery Act, 42 USC §§6901 et seq., as amended, and regulations thereunder; and the Federal Water Pollution Control Act, 33 USC §§1251 et seq., as amended, and regulations thereunder.

As used herein, the term "Hazardous Substance" means any asbestos containing materials, mono- and polychlorinated biphenyls, urea formaldehyde products, radon, radioactive materials, any "hazardous substance", "hazardous waste", "pollutant", "Toxic Pollutant", "oil" or "contaminant" as used in, or defined pursuant to any Environmental Law, and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, discharge, release, threatened release, discharge or emission of which is regulated or governed by any Environmental Law.

2.11.  Taxes. It and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax

Returns (as defined below) required to be filed by any of them and all such filed tax returns are complete and accurate in all material respects and: (i) it and each of its Subsidiaries have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns or that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it; (ii) as of the date hereof, there are not pending or, to the actual knowledge of its executive officers threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters; and (iii) there are not, to the actual knowledge of its executive officers, any unresolved questions or claims concerning its or any of its Subsidiaries' Tax liability that are reasonably likely to have a Material Adverse Effect on it. Neither it nor any of its Subsidiaries has any liability with respect to Taxes in excess of the amounts accrued in respect thereof that are reflected in its consolidated balance sheet as of September 30, 2006, except such excess liabilities that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it.

As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest with respect to such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

2.12.  Labor Matters. Except as set forth in Section 2.12 of its Disclosure Schedule or in its SEC Documents in the case of Tilden, neither it nor any of its Subsidiaries is the subject of any proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of its executive officers, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it.

2.13.  Securities Law Compliance. Each outstanding share of its capital stock and each outstanding option and right to acquire its capital stock, if any, have been registered under the Securities Act and all applicable state "blue sky" laws or issued pursuant to applicable exemptions from registration under the Securities Act or such "blue sky" laws.

2.14.  No Default. Except as set forth in Section 2.14 of its Disclosure Schedule or in its SEC Documents in the case of Tilden, neither it nor any of its Subsidiaries is or currently expects to be in the future, in violation or breach of or in default under, and no conditions exist that, with the giving of notice or the lapse of time or both, would constitute a default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which it or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound except for such violations, breaches or defaults as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it.

2.15.  Related Party Transactions. Except as set forth in Section 2.15 of its Disclosure Schedule or in its SEC Documents in the case of Tilden, since December 31, 2004, neither it nor any of its Subsidiaries has (a) incurred any obligation to pay commissions or other amounts to any firm of which any of its directors, officers or stockholders which beneficially own 5% or more of its outstanding common stock (each a "5% Stockholder") is a partner or stockholder; (b) cancelled, without payment in full, any notes, loans or other obligations receivable from any employee, officer, director or 5% Stockholder, or any member of the families of any thereof, or from any corporation, partnership or other entity in which any officer, director or 5% Stockholder, or any member of their families, then has any direct or indirect interest; (c) sold, assigned or transferred any of its assets to or from any of its employees, officers, directors, 5% Stockholders or members of their families for less than fair market value.

2.16.  Property. Section 2.16 of its Disclosure Schedule or in its SEC Documents in the case of Tilden lists all leases of real and personal property to which it or any of its Subsidiaries is a party, except for leases of personal property which are not material to its operations. It and each of its Subsidiaries (i) has good and marketable title in fee simple to, or valid existing leases for, all real property used in the operation or conduct of its business and (ii) owns, leases or rents all the machinery, equipment, furniture, fixtures and all other capital assets used in the conduct of its business and has good and marketable title or valid existing leases for all such machinery, equipment, furniture and fixtures. All real and personal properties owned by it or any of its Subsidiaries are owned by it free and clear of all mortgages, liens, charges or encumbrances of any nature whatsoever except for Permitted Liens (as defined below). All leases to which it or any of its Subsidiaries is a party are valid and effective in accordance with their terms and except as set forth in Section 2.16 of its Disclosure Schedule or defaults not reasonably likely to have a Material Adverse Effect on it, there is not, under any leases for real or personal property, any existing default by it or any of its Subsidiaries or, to the best of its knowledge, by any other party, nor to the best of its knowledge, is there any event which with notice or lapse of time or both would constitute such a default. To its knowledge, each such parcel of real property owned or leased by it or by any Subsidiary is in compliance with all applicable zoning, building, health and safety laws, ordinances, and regulations and all applicable Environmental Laws, except where non-compliance would not have a Material Adverse Effect on it. All real property and fixtures and all personal property and assets, excluding inventory, used by it or any of its Subsidiaries in its operations and business are and at the Closing Date will be sufficient to operate the business of it or its Subsidiaries, as the case may be, as conducted on the date hereof, and, except for normal wear and tear, will be in as good condition and repair as they were on the date hereof. As used herein, the term “Permitted Liens” means (i) liens or encumbrances for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the owner; (ii) carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like liens or encumbrances arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the owner; and (iii) those liens or encumbrances described in Section 2.16 of the applicable Disclosure Schedule.

2.17.  Intellectual Property Rights. Section 2.17 of its Disclosure Schedule or in its SEC Documents in the case of Tilden contains an accurate and complete description of all domestic and foreign patents, trademarks, trademark registration, service marks, service marks registration, logos, trade names, assumed names, copyrights and copyright registrations and all applications therefor, presently owned or held by it or any of its Subsidiaries or under which it or any of its Subsidiaries owns or holds any license, or in which it or any of its Subsidiaries owns or holds any direct or indirect interest, and no others are necessary for the conduct of the present business of it or any of its Subsidiaries. To the best of its knowledge, no products, sold by it or any of its Subsidiaries, nor any patents, formulae, know-how, secrets, trademarks, trademark registrations, service marks, service marks registration, logos, trade names, assumed names, copyrights, copyright registrations, or designation used or licensed for use in its business or the business of any of its Subsidiaries, infringe on any patents, trademarks, licenses, or copyrights, or any other rights, of any Person. It and each of its Subsidiaries is the sole owner of, has the sole and exclusive right to use, has the right and power to sell, and has taken all reasonable measures to maintain and protect, the patents, trademarks, trademark registrations, logos, trade names, assumed names, copyrights, copyright registrations, service marks and service mark registrations listed in Section 2.17 of its Disclosure Schedule or in its SEC Documents in the case of Tilden. Except as set forth in Section 2.17 of its Disclosure Schedule or in its SEC Documents in the case of Tilden, no claims have been asserted against it or any of its Subsidiaries in writing by any person and received by it challenging the use of any such patents, trademarks, trademark registrations, service marks, service mark registrations, logos, trade names, assumed names, copyrights and copyright registrations or challenging or questioning the validity or effectiveness of any such license or agreement, or the use of any formula, know-how or secrets used in its business or the business of its Subsidiaries and, to the best of its knowledge, there is no valid basis for any such claims. Except as set forth in Section 2.17 of its Disclosure Schedule or in its SEC Documents in the case of Tilden, no other party is infringing on the patents, trademarks, trademark registrations, logos, tradenames, assumed names, copyrights copyright registrations, service marks and service mark registrations listed in Section 2.17 of its Disclosure Schedule or in its SEC Documents in the case of Tilden.

2.18.  Receivables. All of the accounts receivable reflected on its balance sheet as of September 30, 2006 and all accounts receivable of it arising since September 30, 2006, other than accounts receivable collected since then in the ordinary course of business (a) arose from bona fide transactions, (b) represent bona fide indebtedness of the respective debtors, (c) except as set forth in Section 2.18 of its Disclosure Schedule or in its SEC Documents in the case of Tilden are valid and do not have original payment terms in excess of 45 days, and (d) to the best of its knowledge, are not subject to any defense or offset.

2.19.  Insurance Policies. Section 2.19 of its Disclosure Schedule contains a true and complete list of all policies of fire, liability, workers' compensation and other forms of insurance owned by or held by it and its Subsidiaries, and it has made available for inspection by the other party true and complete copies of all of such policies. All such policies are in full force and effect, all premiums with respect thereto covering all periods to the date of this Agreement have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies (a) are sufficient for compliance with all requirements of law and all agreements to which it is a party, (b) are valid, outstanding and enforceable policies, (c) will remain in full force and effect through the Closing Date and (d) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Except as set forth in Section 2.19 of its Disclosure Schedule (or in its SEC Documents in the case of Tilden), neither it nor any of its Subsidiaries had made any material claims under such insurance policies.

2.20.  Contracts. (A) Except as set forth in Section 2.20 of its Disclosure Schedule or in its SEC Documents in the case of Tilden, neither it nor any of its Subsidiaries is a party to or bound by any written or oral Contract, (i) for the employment of any officer or individual employee; (ii) with any labor union; (iii) for the purchase of materials, supplies or equipment involving more than $25,000; (iv) for the provision of services by it or any of its Subsidiaries involving more than $25,000 other than in the ordinary course of business; (v) in the nature of a confidentiality agreement, royalty or license or an agreement for the acquisition of intangible property rights; (vi) with a governmental agency; (vii) for the purchase of products for which there is no alternative source of supply; (viii) in the nature of a non-competition agreement which in any way restricts the right of it or any of its Subsidiaries to conduct business; (ix) in the nature of a management agreement; (x) for any quantity discount, volume purchase, rebate or billback sales arrangement that will continue after the Effective Time and involves more than $25,000; (xi) in the nature of a note, bond, mortgage, indenture or loan agreement, or (xii) relating to any matter which is material to it. Except as set forth in Section 2.20 of its Disclosure Schedule or in its SEC Documents in the case of Tilden, neither it nor any of its Subsidiaries, as of the date hereof, is a party to or bound by any contract or contracts which, in its judgment as of the date hereof, either separately or in the aggregate are contracts which are, or will, adversely affect the business, operations or financial condition of it or any of its Subsidiaries.

2.21.  Bank Accounts. Information pertaining to the names and locations of all banks in which it or any Subsidiary has an account or safe deposit box and the names of all authorized signatories with respect thereto has been provided to the other party.

2.22.  Subsidiaries. Section 2.22 of its Disclosure Schedule or in its SEC Documents in the case of Tilden lists each of its Subsidiaries. It owns of record and beneficially 100% of each class of the outstanding capital stock of or other interest in each of its Subsidiaries.

2.23.  Broker and Finders. Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

3.  Transfer of Automotive Business.

3.1.  Purchase and Sale of Automotive Business.

(a)  AI Assets. Subject to and upon the terms and conditions of this Agreement and excluding the assets retained by Tilden as set forth in Section 3.1(b) herein, at the Closing, Tilden shall sell, transfer, convey, assign and deliver, to TFB, and TFB shall purchase from Tilden, free and clear of all liens and encumbrances (except for Permitted Liens), all of the properties, rights and assets, of every kind and nature, real, personal or mixed, tangible or intangible, wherever located, which are owned, leased, licensed or used by Tilden in the conduct of the Automotive Business and which exist on the Closing Date (collectively, the "Automotive Assets"), including, without limitation, the following assets:

(i)  all office supplies and similar materials;

(ii)  all contracts, agreements, leases, arrangements and/or commitments of any kind, whether oral or written, relating to the Automotive Assets, including but not limited to agreements with franchisees (the "Automotive Contracts");

(iii)  all customer lists, files, records and documents (including credit information) relating to customers and vendors of the Automotive Business and all other business, financial and employee books, records, files, documents, reports and correspondence relating to the Automotive Business (collectively, the " Automotive Records");

(iv)  all rights of Tilden, if any, under express or implied warranties from the suppliers of the AI in connection with the Automotive Assets;

(v)  all furnishings, furniture, fixtures, tools, machinery, equipment and leasehold improvements owned by Tilden and related to the Automotive Assets, whether or not reflected as capital assets in the accounting records of the AI (collectively, the "Automotive Fixed Assets");

(vi)  all patents, trademarks, tradenames, service marks, copyrights and applications therefor which are owned by Tilden and related to the Automotive Assets and/or the operation of the Automotive Business;

(vii)  all computers, computer programs, computer databases, hardware and software owned or licensed by Tilden and used in connection with the Automotive Assets and/or the operation of the Automotive Business;

(viii)  all municipal, state and federal franchises, licenses, authorizations and permits of Tilden which are necessary to operate or are related to the Automotive Assets;

(ix)  all prepaid charges, deposits, sums and fees of Tilden relating to the Automotive Assets or arising out of the operation of the Automotive Business;

(x)  all claims and rights of AI related to or arising from the Automotive Assets or arising out of the operation of the Automotive Business;

(xi)  all cash and cash equivalents;

(xii)  accounts receivable and rights to payment related to or arising out of the conduct of the Automotive Business;

(xiii)  all of the goodwill of the Automotive Business; and

(xiv)  all other assets and properties of any nature whatsoever held by Tilden either directly or indirectly, and used in, allocated to, or required for the conduct of the Automotive Business.

(b)  Retained Tilden Assets. Notwithstanding anything to the contrary set forth in this Agreement, the following assets of Tilden (the “Retained Tilden Assets”) are not included in the sale of Automotive Assets contemplated hereby: (i) the Automotive Purchase Price (as hereinafter defined) and the other rights of Tilden under or relating to this Agreement, and (ii) the corporate minute books, stock records, qualification to conduct business as a foreign corporation, and other documents relating to the formation, maintenance or existence as a corporation of Tilden, except that Tilden agrees that it will provide copies of any such document from the corporate minute books as reasonably requested by TFB which TFB believes are necessary for the use and operation of the Automotive Assets and the conduct of the Automotive Business after the Closing Date.

3.2.  Automotive Purchase Price.

(a)  The purchase price for the Automotive Assets (the "Automotive Purchase Price") shall be an amount equal to fifty percent (50%) of the amount by which TFB’s income before taxes for any of the years ending December 31, 2007, 2008 or 2009 exceeds $500,000 (such excess, the “Profit”) plus (ii) an amount equal to the Net Cash (as hereinafter defined) being purchased as part of the Automotive Assets. Profit shall be calculated in accordance with GAAP, except that for purposes of determining Profit, in no event shall more than $131,000 of compensation paid or payable to Robert Baskind and/or members of his family be deducted as an expense in any year. “Net Cash” shall mean the amount of cash and cash equivalents held by Tilden as part of the Automotive Business immediately prior to the Closing reduced by the amount of all accounts payable and any other liabilities of the Automotive Business immediately prior to the Closing.

(b)  Within sixty (60) days after the end of each of the years ending December 31, 2007, 2008 and 2009, TFB shall deliver (i) an income statement for the most recently completed year which shall have been reviewed by an independent accounting firm, (ii) a certificate (a “Profit Certificate”) of the President of TFB setting forth the calculation of the Profit and the Automotive Purchase Price payable with respect to such year and (iii) a check payable to Tilden in the amount of the Automotive Purchase Price for such year.

(c)  At any time during the thirty (30) day period (the “Review Period”) following the delivery of an income statement and Profit Certificate pursuant to section 3,2(b), Tilden shall have the right to examine, or have an accountant selected by Tilden examine, the books and records of TFB for the purpose of verifying the amounts set forth on the income statement and/or Profit Certificate delivered pursuant to Section 3.2(b). If Tilden disagrees in any respect with any item or amount shown on an income statement and/or Profit Certificate, it shall deliver a notice (a “Dispute Notice”) to TFB within ten (10) days of the expiration of the Review Period setting forth in reasonable detail the disputed items. If Tilden and TFB cannot resolve any such dispute within thirty (30) days of the delivery of such Dispute Notice, Tilden and TFB shall engage a mutually acceptable accounting firm to review the relevant data and make a determination as to the appropriate treatment of the disputed item(s). If the parties cannot agree on the accounting firm to be engaged within forty-five (45) days of the delivery of the Dispute Notice, Tilden on the one hand and TFB on the other hand shall designate one accounting firm within forty-five (45) days of the delivery of the Dispute Notice. The two accounting firms so designated shall designate a third accounting firm within seventy (70) days of the delivery of the Dispute Notice, which shall review the data and make the Profit determination required by this Section 3.2. The determination of the accounting firm engaged to resolve a dispute under this Section 3.2(c) shall be made within ninety (90) days of the delivery of the Dispute Notice and shall be conclusive and binding upon the parties hereto.

3.3.  Assumption of Liabilities. Effective as of the Closing Date, TFB agrees to assume and to pay, perform and discharge all liabilities and obligations of Tilden, whether now, unknown, absolute or contingent, existing as of the Closing Date or arising from the conduct of the Automotive Business on, prior or after the Closing Date, including, but not limited to, all liabilities and obligations (i) reflected on Tilden’s Balance Sheet dated as of September 30, 2006 (the “Tilden Balance Sheet”), (ii) incurred in the ordinary course of business after the date of the Tilden Balance Sheet, (iii) under the Automotive Contracts and arising out of the use and operation of the Automotive Assets by TFB after the Closing Date (collectively, the “Assumed Automotive Liabilities”).

3.4.  Allocation of Automotive Purchase Price. The Automotive Purchase Price shall be allocated among the various Automotive Assets by mutual agreement of the parties prior to the Closing Date. The parties covenant and agree with each other that this allocation was arrived at by arm’s length negotiation and that none of them will take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any manner inconsistent with the terms of this Section 3.4 without the written consent of the other party to this Agreement. Each of TFB and Tilden covenant and agree to execute and timely file U.S. Treasury Form 8594 consistent with such allocation and upon a party’s reasonable request the other party shall execute and file such other documents as may be necessary to document such allocation.

3.5.  Representations of TFB. TFB hereby represents and warrants to Tilden and AI that (a) it is a limited liability duly formed, validly existing as a limited liability company and in good standing under the laws of Delaware, (b) it has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, (c) this Agreement is a valid and binding obligation of TFB enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception and (d) it was formed on February 8, 2007 for the purpose of acquiring the Automotive Assets and has conducted no business other than its organizational activities and entering into this Agreement.

4.  Closing Deliveries.

4.1.  By AI with respect to Sale of AI Assets. AI shall deliver to Tilden at the Closing each of the following documents:

(a)  a Bill of Sale in the form attached hereto as Exhibit A, duly executed by AI;

(b)  an Assignment and Assumption of Contracts and Liabilities executed by AI evidencing AI's assignment and Tilden's assumption of the Assumed Liabilities contemplated by Section 1.3 hereof in the form attached hereto as Exhibit B (the "Assignment and Assumption Agreement");

(c)  cross receipt executed by AI, in the form of Exhibit C ("Cross Receipt");

(d)  a certificate executed by the Chief Executive Officer of AI that all representations and warranties made herein by AI are true and correct and that all terms, conditions and provisions of this Agreement have been performed and complied with at the time of Closing;

(e)  a certificate from the secretary of AI attesting to the accuracy of resolutions to be attached thereto approved by the Board of Directors of AI authorizing the sale of the AI Assets and providing incumbency information for the individual signing this Agreement on behalf of AI;

(f)  such certificates or other documents as may be reasonably requested by Tilden, including, without limitation, certificates of legal existence, good standing and certified charter documents from the Secretary of State of Delaware, and certificates of the Chief Executive Officer of AI with respect to minutes, resolutions, by-laws and any other relevant matters concerning AI in connection with the transactions contemplated by this Agreement.

4.2.  By Tilden with respect to Purchase of AI Assets. Tilden shall deliver to AI at the Closing each of the following documents:

(a)  a certificate representing the Shares;

(b)  the Assignment and Assumption Agreement (Exhibit B), executed by Tilden;

(c)  the Cross Receipt (Exhibit C), executed by Tilden;

(d)  a certificate executed by the Chief Executive Officer of Tilden that all representations and warranties made herein are true and correct and that all terms, conditions and provisions of this Agreement have been performed and complied with at the time of Closing; and

(e)  a certificate of the secretary of Tilden attesting to the accuracy of the resolutions to be attached thereto approved by the Board of Directors of Tilden approving the purchase of the AI Assets and providing incumbency information for the individual signing this Agreement on behalf of Tilden.

(f)  such certificates or other documents as may be reasonably requested by AI, including, without limitation, certificates of legal existence, good standing and certified charter documents from the Secretary of State of Delaware, and certificates of an officer of Tilden with respect to directors’ resolutions, by-laws and other matters.

4.3.  By Tilden with respect to Automotive Sale. Tilden shall deliver to TFB at the Closing each of the following documents:

(a)  a Bill of Sale in the form attached hereto as Exhibit D, duly executed by TFB;

(b)  an Assignment and Assumption of Contracts and Liabilities executed by TFB evidencing Tilden’s assignment and TFB’s assumption of the Assumed Automotive Liabilities contemplated by Section 3.3 hereof in the form attached hereto as Exhibit E (the “Automotive Assignment and Assumption Agreement”);

(c)  cross receipt executed by Tilden, in the form of Exhibit F (the “Automotive Cross Receipt”);

(d)  such certificates or other documents as may be reasonably requested by TFB, including, without limitation, certificates of legal existence, good standing and certified charter documents from the Secretary of State of Delaware, and certificates of the Chief Executive Officer of Tilden with respect to minutes, resolutions, by-laws and any other relevant matters concerning Tilden in connection with the transactions contemplated by this Agreement.

4.4.  By TFB, with respect to the Automotive Assets. TFB shall deliver to Tilden at the Closing, each of the following documents:

(a)  the Automotive Assignment and Assumption Agreement (Exhibit E), executed by TFB;

(b)  the Automotive Cross Receipt (Exhibit F), executed by TFB;

(c)  such certificates or other documents as may be reasonably requested by Tilden, including, without limitation, certificates of legal existence, good standing and certified charter documents from the Secretary of State of Delaware, and certificates of an officer of TFB with respect to directors’ resolutions, by-laws and other matters.

5.  Covenants. Except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing, during the period from the date of this Agreement and continuing until the Closing, each of AI and Tilden agrees as to itself and its Subsidiaries that:

5.1.  Ordinary Course. It and its Subsidiaries shall carry on their businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them so that their goodwill and ongoing business shall not be impaired in any respect on the Closing Date; provided, however that (A) nothing contained in this Agreement shall prohibit AI from negotiating or entering into (i) any transaction in which it acquires a controlling interest in another entity or any assets of another entity or (ii) a transaction in which it makes an equity investment in another entity, (iii) a business combination with another entity which results in the stockholders of AI immediately prior to such business combination owning a controlling interest in the surviving entity or (iv) issuing additional equity securities or debt securities convertible into equity securities.

5.2.  Dividends; Changes in Stock. Except to the extent contemplated by this Agreement it shall not, nor shall any of its Subsidiaries, nor shall it or any of its Subsidiaries propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock or other outstanding securities or interests, except for dividends or distributions to AI or Tilden or a Subsidiary that is wholly owned (directly or indirectly) by a Subsidiary that is wholly owned (directly or indirectly) by AI or Tilden, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in replacement of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any shares of its capital stock.

5.3.  Issuance of Securities. Neither it nor any of its Subsidiaries, shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, Voting Debt or convertible securities, other than (i) the issuance of shares of common stock as contemplated by Section 2,2 of the AI Disclosure Schedule, (ii) the issuance of shares of Tilden Common Stock upon the exercise of warrants and stock options identified in SEC Documents and in accordance with the terms of such warrants and stock options or (iii) the issuance by AI of any additional equity securities or debt securities convertible into equity securities.

5.4.  Governing Documents. Except as contemplated by this Agreement, it and its Subsidiaries shall not amend or propose to amend their Organizational Documents.

5.5.  No Acquisitions. Except as permitted by Section 5.1, neither it nor any of its Subsidiaries shall, acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets.

5.6.  No Dispositions. It shall not, nor shall any of its Subsidiaries sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of any of its assets, except in the ordinary course of business or as otherwise permitted pursuant to Section 4.1.

5.7.  Indebtedness. Except for borrowings in the ordinary course of business under credit arrangements existing on the date of this Agreement, it shall not, nor shall any of its Subsidiaries, incur (which shall be deemed to include entering into credit agreements, lines of credit or similar arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of it or any of its Subsidiaries or guarantee any debt securities of others except as permitted by Section 5.1 or 5.3.

5.8.  Other Actions. It shall not, nor shall any of its Subsidiaries, take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue or in its failure to perform covenants it is obliged to perform hereunder or in any of the conditions to the Closing set forth in Section 6 not being satisfied.

5.9.  Advice of Changes; Filings. Except as prohibited by the terms of any confidentiality agreement to which it is a party, it shall confer on a regular and frequent basis with the other party, report on operational matters and promptly advise the other party in writing of any change or event having (in either case), or which, insofar as can reasonably be foreseen could have (in either case), a Material Adverse Effect on it and its Subsidiaries (financial or otherwise) or their respective businesses, properties, prospective results of operations or net worth. It shall promptly provide the other party (or its counsel) copies of all filings made by it or any of its Subsidiaries with any Federal, state or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby or which are material to the operation of the business conducted by it or any such Subsidiary.

5.10.  Notice of Untrue Facts. It will promptly advise the other party if, at any time before the Proxy Statement/Prospectus (as defined in Section 5.19) is mailed to the stockholders of AI or before the meeting of AI’s stockholders held pursuant to Section 5.19 hereof, the Proxy Statement/Prospectus as the same relates to it, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.11.  Employee Benefit Plans. It and its Subsidiaries will not, without the prior written consent of the other, (i) enter into, adopt, amend (except as may be required by law or otherwise permitted or contemplated by this Agreement) or terminate any Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy between it or a Subsidiary of it and one or more of its directors, officers or employees; or (ii) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights or performance units), except for reasonable increases in salary in the ordinary course of business, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

5.12.  Acquisitions of Property. During the period from the date of this Agreement until the Effective Time, it agrees as to itself and its Subsidiaries that it will not, without the prior written consent of the other party, acquire or lease any additional real or personal property, including, without limitation, capital equipment or inventories, except for real or personal property which will not exceed $25,000 in the aggregate; provided, however, that this Section 5.12 shall not prohibit AI from consummating any transaction in accordance with Section 5.1.

5.13.  Consents Without Any Condition. It shall not make any agreement or reach any understanding not approved in writing by the other party as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of any of the transactions contemplated by this Agreement.

5.14.  No Related Transaction. Neither it nor any of its Subsidiaries shall enter into or become a party to any contract, lease, agreement or transaction with any member of its board of directors, any of its officers or management employees or any of its Subsidiaries or with any business organization owned or controlled by any of them, from the date of the execution of this Agreement to the Closing Date except in the ordinary course of business.

5.15.  Legal Requirements. It will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the transactions contemplated by this Agreement (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any other Governmental Entity and filing initial notices and obtaining an administrative consent order or otherwise satisfying the requirements of any state or federal environmental laws with respect to properties owned, leased, or operated by it or any of its Subsidiaries on or before the date of this Agreement and through the Closing Date, to the extent such properties are subject to such laws) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the transactions contemplated by this Agreement. It will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with the other party obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Tilden, AI or any of their Subsidiaries in connection with the transactions contemplated by this Agreement or the taking of any action contemplated thereby or by this Agreement; provided, that except as otherwise provided to the contrary in this Agreement, neither Tilden or any of its Subsidiaries nor AI or any of its Subsidiaries shall be obliged to expend funds or commit to expend funds or undertake any other obligation to obtain any consent, authorization, order, approval or exemption, required to be obtained by any other person or entity not its parent or Subsidiary, as the case may be.

5.16.  Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which it is subject, it shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Closing, to all of its properties, books, contracts, commitments and records and during such period, it shall (and shall cause each of its Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, it will hold any such information which is nonpublic in confidence in accordance with the terms of the Non-Binding Letter of Intent between AI and Tilden, and in the event of termination of this Agreement for any reason it shall promptly return all nonpublic documents obtained from the other party, and any copies made of such documents, to such other party.

5.17.  Additional Agreements; Best Efforts. It will use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of its stockholders described in Section 5.19, including cooperating fully with the other party. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Tilden with full title to all properties, assets, rights, approvals, immunities and franchises of the Business, the proper officers and directors of each party to this Agreement shall take all such necessary action.

5.18.  Additional Covenants of Tilden. During the period from the date of this Agreement and continuing until the Closing, Tilden agrees that (except as expressly contemplated or permitted by this Agreement or to the extent that AI shall otherwise consent in writing):

(a)  SEC Reports. Tilden shall duly and timely file all reports and other documents required to be filed by it with the SEC and will deliver complete and accurate copies thereof to AI at the time of filing. None of such reports and other documents will contain at the time of filing any untrue statement of a material fact or omit to state any material fact (excluding any such misstatement or omission made in reliance upon information provided by AI) required to be stated therein or necessary to make the statements therein not misleading, and all of such reports shall comply as to form in all material respects with all of the applicable rules and regulations promulgated under the Exchange Act and the Securities Act, as the case may be.

(b)  Resignation of Directors. Consistent with applicable law, Tilden shall procure prior to the Closing Date, resignations of each of Robert Baskind, Arthur Singer and Jason Baskind as directors of Tilden and shall cause Tilden’s Board of Directors, prior to the effectiveness of such resignations and prior to the Closing Date, to elect to the Board of Directors of Tilden, effective as of the Closing Date, such number of individuals as shall be designated by AI prior to the Closing.

5.19.  Registration Statement, Joint Proxy Statement/Prospectus and Related Matters.

(a)  As promptly as practicable after the date of this Agreement, Tilden and AI shall prepare, and Tilden shall file with the SEC, a joint proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be sent to (i) the stockholders of AI in connection with the meeting of AI’s stockholders (the “AI Stockholders’ Meeting) to vote on the approval of the sale of the AI Assets hereunder and the other transactions contemplated hereby and (ii) the stockholders of Tilden in connection with the meeting of Tilden’s stockholders (the “Tilden Stockholder Meeting”) to vote on (A) the acquisition of the AI Assets, the issuance of Tilden Common Stock in connection therewith, the sale of the Automotive Assets to TFB, and the other transactions contemplated hereby and (B) a one-for-twenty-five (1-for-25) reverse split (the “Reverse Split) of the Tilden Common Stock (the “Tilden Stockholder Proposals”). In connection therewith, Tilden shall prepare and file with the SEC a registration statement on Form S-4 pursuant to which the shares of Tilden Common Stock to be issued pursuant to this Agreement will be registered with the SEC (the “Registration Statement”), and in which the Proxy Statement/Prospectus will be included as a prospectus. Tilden shall use reasonable best efforts to cause the Registration Statement to become effective as soon after filing as practicable. The Proxy Statement/ Prospectus shall include the unanimous recommendation of the board of directors of AI in favor of the sale of the AI Assets hereunder and the other transactions contemplated hereby and the unanimous recommendation of the board of directors of Tilden in favor of the Tilden Stockholder Proposals. Tilden shall make all other necessary filings with respect to this Agreement and the transactions contemplated hereby under the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder.

(b)  AI shall take such action as may be necessary to ensure that (i) the information to be supplied by AI for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by AI for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of AI or Tilden , and at the time of the AI’s Stockholders’ Meeting and Tilden’s Stockholders’ Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for AI’s Stockholders’ Meeting or Tilden’s Stockholders’ Meeting that has become false or misleading. If at any time prior to the Closing any event relating to AI or any of its Affiliates, officers or directors should be discovered by AI that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, AI shall promptly so inform Tilden.

(c)  Tilden and TFB shall take such action as may be necessary to ensure that (i) the information to be supplied by it for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by it for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of AI or Tilden, and at the time of AI’s Stockholders’ Meeting and Tilden’s Stockholders’ Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for AI’s Stockholders’ Meeting that has become false or misleading. If at any time prior to the Closing any event relating to Tilden or TFB or any of their respective Affiliates, officers or directors should be discovered by Tilden or TFB, as the case may be, that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the party discovering same shall promptly so inform AI.

(d)  From and after the Closing and so long as necessary in order to permit AI’s Affiliates (as such term is defined in Rule 501 promulgated under the Securities Act of 1933) to sell the shares of Tilden Common Stock received by them under this Agreement pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Tilden will use reasonable best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, referred to in paragraph (c)(1) of Rule 144 under the Securities Act (or, if applicable, Tilden will use reasonable best efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144).

(e)  AI and Tilden shall each call a meeting of stockholders to be held as promptly as practicable for the purpose of voting in the case of AI, on the sale of the AI Assets pursuant to this Agreement and the other transactions contemplated hereby, and, in the case of Tilden, upon the Tilden Stockholders’ Proposals. AI and Tilden will, through their respective boards of directors, recommend to their respective stockholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use reasonable best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Unless the relevant board of directors shall have withdrawn its recommendation under Section 5.19(a), each of AI and Tilden shall use reasonable efforts to solicit from its stockholders proxies in favor of such matters.

5.20.  Insurance Coverage. Tilden shall use its best efforts to procure the Insurance Coverage described in Section 6.2(c) at a cost of less than $50,000 per annum.

6.  Conditions.

6.1.  Conditions to Each Party’s Obligation to Close Transaction. The respective obligations of each party to effect the Transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)  This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of AI Common Stock.

(b)  This Agreement and the transactions contemplated hereby, shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Tilden Common Stock.

(c)  Tilden shall have received all state securities or “Blue Sky” permits and other authorizations necessary to issue the Tilden Common Stock pursuant to this Agreement.

(d)  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(e)  The consents set forth in Section 2.4 of each of the Disclosure Schedules shall have been obtained.

(f)  The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn.

6.2.  Conditions of Obligations of Tilden. The obligations of Tilden to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions unless, to the extent permitted below, waived by Tilden:

(a)  The representations and warranties of AI set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Tilden shall have received a certificate signed on behalf of AI by the President and Chief Financial Officer of AI to such effect.

(b)  AI shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Tilden shall have received a certificate signed on behalf of AI by the president and Chief Financial Officer of AI to such effect.

(c)  Tilden shall have obtained and have in effect at the Closing directors’ and officers’ liability insurance and fiduciary liability insurance providing not less than $500,000 of coverage with respect to claims arising from facts or events that occurred at or before the Closing Date (the “Insurance Coverage”).

6.3.  Conditions of Obligations of AI. The obligation of AI to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by AI:

(a)  The representations and warranties of Tilden and TFB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement and AI shall have received a certificate signed on behalf of Tilden by the President and the Chief Financial Officer of Tilden to such effect.

(b)  Tilden shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and AI shall have received a certificate signed on behalf of Tilden by the President and the Chief Financial Officer of Tilden to such effect.

(c)  TFB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and AI shall have received a certificate signed on behalf of TFB by the President of TFB to such effect.

(d)  The holders of a majority of the outstanding shares of Tilden Common Stock shall have approved the Reverse Split and the Reverse Split shall have become effective.

(e)  The cost of the Insurance Coverage shall not exceed $50,000 per annum.

6.4.  Conditions of Obligations of TFB. The obligation of TFB to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by TFB:

(a)  The representations and warranties of AI set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

(b)  AI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)  Tilden shall have obtained and have in effect the Insurance Coverage.

7.  Post-Closing Agreements. AI, Tilden and TFB, as the case may be, agree that from and after the Closing Date:

7.1.  Further Assurances and Data.

(a)  At any time and from time to time after the Closing Date, at Tilden's reasonable request and without further consideration, AI shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, all at Tilden's sole cost and expense, as Tilden may reasonably request to more effectively transfer, convey and assign to Tilden, and to confirm Tilden's title to, all the AI Assets, to put Tilden in actual possession and operating control thereof, to assist Tilden in exercising all rights with respect thereto, and to carry out the purpose and intent of this Agreement. Immediately after the Closing Date, AI shall, to the extent applicable, authorize the release to Tilden of all files pertaining to the AI Assets held by any federal, state, county or local authorities, agencies or instrumentalities. AI and Tilden will cooperate in communications with suppliers and customers to accomplish the transfer of the AI Assets to Tilden.

(b)  At any time and from time to time after the Closing Date, at TFB's reasonable request and without further consideration, Tilden shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, all at TFB’s sole cost and expense, as TFB may reasonably request to more effectively transfer, convey and assign to TFB, and to confirm TFB’s title to, all the Automotive Assets, to put TFB in actual possession and operating control thereof, to assist TFB in exercising all rights with respect thereto, and to carry out the purpose and intent of this Agreement. Immediately after the Closing Date, Tilden shall, to the extent applicable, authorize the release to TFB of all files pertaining to the Automotive Assets held by any federal, state, county or local authorities, agencies or instrumentalities. Tilden and TFB will cooperate in communications with suppliers and customers to accomplish the transfer of the Automotive Assets to TFB.

(c)  The parties agree that from and after the Closing Date, as to any monies received that rightfully belong to the other party, they shall remit such monies promptly to the other party.

(d)  Each party shall have the right, for a period of three (3) years following the Closing Date, to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, employment records and other records that may, at that time, be in the possession of the other party to the extent that any of the foregoing relates to the AI Assets and is needed by such party in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

7.2.  Cooperation in Litigation. Each party hereto will reasonably cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the use of the AI Assets prior to the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees, other personnel and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees, other personnel and agents while assisting in the defense or prosecution of any such litigation or proceeding.

7.3.  Consents.

(a)  AI and Tilden will use their commercially reasonable best efforts to obtain by the Closing Date, consents from each landlord relating to all Real Property Leases identified on Section 2.16 of the AI Disclosure Schedule, consenting to the assumption of each such Real Property Lease by Tilden, and any other consents required under any Contract or otherwise in connection with the transactions contemplated by this Agreement. To the extent that any interest in any of the AI Assets is not capable of being assigned, transferred, conveyed or registered without the consent, waiver or authorization of, or registration with, a third person (including, but not limited to, a governmental, regulatory or administrative authority), or if such assignment, transfer, conveyance, registration or attempted assignment, transfer, conveyance or registration would constitute a breach of any AI Asset, or a violation of any law, statute, decree, rule, regulation or other governmental edict or is not immediately practicable, this Agreement shall not constitute an assignment, transfer or conveyance of such interest, or an attempted assignment, transfer or conveyance of such interest (such interests being hereinafter collectively referred to as “Restricted Interests”). The entire beneficial interest in any AI Assets subject to a restriction as described above, and any other interest in such AI Assets which are transferable notwithstanding such restriction, shall be transferred from AI to Tilden as provided in Section 1.1(a). To the extent that any required consents, waivers, authorizations and registrations are not obtained, or until the impracticalities of transfer referred to therein are resolved, AI shall (i) provide to Tilden, at the request of Tilden, the benefits of any Restricted Interests, (ii) cooperate in reasonable and lawful arrangements designed to provide such benefits to Tilden and (iii) enforce, at the request of Tilden for the account of Tilden, any rights of AI arising from any Restricted Interests (including the right to elect to terminate in accordance with the terms thereof upon the advice of Tilden).

(b)  Tilden and TFB will use their commercially reasonable best efforts to obtain by the Closing Date, consents from each landlord relating to all Real Property Leases identified on Section 2.16 of the Tilden Disclosure Schedule, consenting to the assumption of each such Real Property Lease by TFB, and any other consents required under any Contract or otherwise in connection with the transactions contemplated by this Agreement. To the extent that any interest in any of the Tilden Assets is not capable of being assigned, transferred, conveyed or registered without the consent, waiver or authorization of, or registration with, a third person (including, but not limited to, a governmental, regulatory or administrative authority), or if such assignment, transfer, conveyance, registration or attempted assignment, transfer, conveyance or registration would constitute a breach of any Tilden Asset, or a violation of any law, statute, decree, rule, regulation or other governmental edict or is not immediately practicable, this Agreement shall not constitute an assignment, transfer or conveyance of such interest, or an attempted assignment, transfer or conveyance of such interest (such interests being hereinafter collectively referred to as “Restricted Automotive Interests”). The entire beneficial interest in any Automotive Assets subject to a restriction as described above, and any other interest in such Automotive Assets which are transferable notwithstanding such restriction, shall be transferred from Tilden to TFB as provided in Section 3.1(a). To the extent that any required consents, waivers, authorizations and registrations are not obtained, or until the impracticalities of transfer referred to therein are resolved, Tilden shall (i) provide to TFB, at the request of TFB, the benefits of any Restricted Automotive Interests, (ii) cooperate in reasonable and lawful arrangements designed to provide such benefits to TFB and (iii) enforce, at the request of TFB for the account of TFB, any rights of Tilden arising from any Restricted Automotive Interests (including the right to elect to terminate in accordance with the terms thereof upon the advice of TFB).

7.4.  Director and Officer Indemnification. From and after the Closing Date, Tilden and its Subsidiaries shall not amend, repeal or otherwise modify the provisions with respect to indemnification set forth in their respective charters or by-laws (or comparable organizational documents) as in effect on the Closing Date, in any manner that would adversely affect the rights thereunder of individuals who, on or prior to the Closing Date, were directors, officers, employees or agents of Tilden or any Tilden Subsidiary with respect to actions or failure to act prior to the Closing, unless such modification is required by law (and then only to the minimum extent required by law).

7.5.  Director and Officer Liability Insurance. The Company shall, for a period of six years from the Closing Date, maintain in effect directors’ and officers’ liability insurance and fiduciary liability insurance policies as shall be in effect at the Closing; provided, however, that in no event shall the Company be required to expend in any one year in excess of $50,000 for such insurance. If the cost of maintaining such policies during such six year period exceeds $50,000 in any one year, TFB shall have the right to pay such excess cost and in such case Tilden shall be required to keep such insurance policies in effect.

8.  Indemnification. TFB agrees to defend, indemnify and hold harmless Tilden and its officers, directors, employees, managers, members, agents, advisers and representatives (collectively, the “Indemnitees”) from and against, and pay or reimburse the Indemnitees for, any and all claims, demands, liabilities, obligations, losses, fines, costs, expenses, royalties, litigation, deficiencies or damages (whether absolute, accrued, contingent or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, “Losses”, and each individually, a “Loss”), resulting from or arising out of:

(a)  the Assumed Automotive Liabilities;

(b)  any transaction, liability or obligation, whether absolute or contingent, that occurs or arises out of the operations of the Automotive Business or the use of Automotive Assets on, prior to or after the Closing Date;

(c)  Any taxes arising out of the operations of Tilden prior to the Closing Date or out of the operation of the Automotive Business or the use of the Automotive Assets.

8.2.  Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided, that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (ii) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In no event shall a party guilty of fraud or willful misconduct be entitled to indemnity with respect to any matter involving such fraud or willful misconduct. In the event that the Indemnified Party shall in good faith determine that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defense against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand, subject to the written consent of the Indemnifying Party such consent not to be unreasonably withheld. In any event, except to the extent that they have an interest adverse to the other, the parties hereto shall cooperate in the defense of any claim or litigation subject to this Section 8 and the records of each shall be available to the other with respect to such defense.

9.  Transfer and Sales Tax. Notwithstanding any provisions of law imposing the burden of such taxes on AI, Tilden or TFB, as the case may be, (i) Tilden shall be responsible for and shall pay (a) all sales, bulk sales, use and transfer taxes, and (b) all governmental charges, if any, upon and due in connection with the sale or transfer of any of the AI Assets hereunder and (ii) TFB shall pay (a) all sales, bulk sales, use and transfer taxes and (b) all governmental charges, if any, upon and due in connection with the sale or transfer of any of the Automotive Assets hereunder.

10.  Termination.

10.1.  Time of Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after approval of the matters presented in connection with the transactions contemplated by this Agreement by the stockholders of AI:

(a)  By mutual consent of Tilden and AI.

(b)  (i) By either Tilden or AI if there shall be a material breach of any representation, warranty, covenant, obligation or agreement on the part of the other party set forth in this Agreement which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing, or in the case of a covenant, obligation or agreement, within two (2) business days following receipt by the breaching party of notice of such breach; or (ii) by either Tilden or AI if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable.

(c)  By either Tilden or AI if (i) the stockholders of AI do not approve the transactions contemplated by this Agreement or (ii) the stockholders of Tilden do not approve the transactions contemplated by this Agreement.

(d)  By AI if the stockholders of Tilden do not approve the Reverse Split.

(e)  By Tilden if the board of directors of AI withdraws or adversely modifies its recommendation that AI’s stockholders approve the sale of the AI Assets and the other transactions contemplated hereby.

(f)  By AI, if the board of directors of Tilden withdraws or adversely modifies its recommendations that Tilden’s stockholders approve the Tilden Stockholder Proposals.

10.2.  Effect of Termination. In event of a termination of this Agreement by either AI or Tilden as provided in Section 10.1, this Agreement shall forthwith become void; provided, however, that no such termination shall relieve any party hereto from any liability for breach of this Agreement.

10.3.  Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, including, without limitation, the remedy of specific performance. The election of any one or more remedies by Tilden or AI shall not constitute a waiver of the right to pursue other available remedies.

11.  Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered personally or sent by facsimile (with transmission confirmed), Federal Express, registered or certified mail, return receipt requested, postage prepaid, addressed as follows or to such other address or facsimile number of which the parties may have given notice:

To AI:	With a copy to:
Accountabilities, Inc.	Giordano, Halleran & Ciesla, P.C.
500 Craig Road, Suite 201	125 Half Mile Road, P.O. Box 190
Manalapan, NJ 07726	Middletown, NJ 07748
Attention: Allan Hartley, President	Fax: 732-224-6599
Attention: Philip D. Forlenza, Esq.

To Tilden:
Tilden Associates, Inc.	Alan C. Ederer, Esq.
300 Hempstead Turnpike	Westerman Ball Ederer Miller
West Hempstead, NY 11552	& Sharfstein, LLP
Attention: Robert Baskind	170 Old Country Road, Suite 400
Mineola, NY 11501
Fax: 516-977-3056

Michael Krome, Esq.
8 Teak Court
Lake Grove, NY 11755
Fax: 631-737-8382

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, by facsimile or by Federal Express; or (b) three business days after being sent, if sent by registered or certified mail.

12.  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that neither party may assign its obligations hereunder without the prior written consent of the other party hereto.

13.  Entire Agreement; Amendments; Attachments.

13.1.  Entire Agreement; Amendment. This Agreement, all schedules and exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written, and all contemporaneous oral negotiations, commitments and understandings between such parties. Tilden and AI, by the consent of their respective Boards of Directors, or officers authorized by such Boards, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by Tilden and AI.

13.2.  Attachments. If the provisions of any schedule or exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail. The exhibits and schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

14.  Expenses. Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the parties in aacordance with the terms of the letter agreement of even date herewith among AI, Tilden, TFB and Robert Baskind..

15.  Legal Fees. In the event that legal proceedings are commenced by any party hereto against any other party hereto in connection with this Agreement or the transactions contemplated hereby, the party which does not prevail in such proceedings shall pay the reasonable attorneys' fees and costs incurred by the prevailing party in such proceedings.

16.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

17.  Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

18.  Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

19.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall be one and the same document.

20.  Public Disclosure. Neither party shall make any public statement about, nor issue any press release concerning this Agreement or the transactions contemplated hereby without first consulting with the other party hereto as to the form and substance of any such press release or public disclosure; provided, however, that nothing in this Section 18 shall be deemed to prohibit any party hereto from making any disclosure that its counsel deems necessary or advisable in order to satisfy such party's disclosure obligation imposed by law.

21.  Employees; WARN Act.

(a)  Effective on the Closing Date, AI shall terminate the employment of all employees engaged in the Business (the “Terminated Employees”), and shall terminate any employment agreements with such Terminated Employees. As of the Closing Date, Tilden shall offer employment to all of the Terminated Employees (such hired persons being the “Hired Employees”), at initial salaries and with initial benefits comparable to those immediately prior to the termination. For the purposes of determining and measuring benefits provided to any given Hired Employee by Tilden, each Hired Employee will be given credit for the Hired Employee’s term of service to AI. For a period of at least forty-five (45) days from and after the Effective Date, Tilden shall employ substantially all, but in no event less than 70%, of the Hired

Employees and shall not terminate more than 50 full time employees who were employed by AI as of the Closing Date. Tilden shall be liable and responsible for any obligations under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), arising out of Tilden’s breach of this Section 21 with respect to the Hired Employees.

(b)  Effective on the Closing Date, Tilden shall terminate the employment of all employees engaged in the Business (the “Terminated Automotive Employees”), and shall terminate any employment agreements with such Terminate Automotive Employees. As of the Closing Date, TFB shall offer employment to all of the Terminated Automotive Employees (such hired persons being the “Hired Automotive Employees”), at initial salaries and with initial benefits comparable to those immediately prior to the termination. For the purposes of determining and measuring benefits provided to any given Hired Automotive Employee by TFB, each Hired Automotive Employee will be given credit for the Hired Automotive Employee’s term of service to Tilden. For a period of at least forty-five (45) days from and after the Effective Date, TFB shall employ substantially all, but in no event less than 70%, of the Hired Automotive Employees and shall not terminate more than 50 full time employees who were employed by Tilden as of the Closing Date. TFB shall be liable and responsible for any obligations under WARN, arising out of TFB’s breach of this Section 21 with respect to the Hired Automotive Employees.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

AI:

ACCOUNTABILITIES, INC.

By: /s/ Alan Hartley__________
Name: Alan Hartley
Title: President

TILDEN:

TILDEN ASSOCIATES, INC.

By: /s/ Robert Baskind________
Name: Robert Baskind
Title: President

TFB:

TFB ACQUISITION COMPANY, LLC

By: /s/ Robert Baskind_________
Name: Robert Baskind
Title: President

The Schedules and Exhibits to the Asset Purchase and Reorganization Agreement are not presented herein or delivered herewith. Copies of the Schedules and Exhibits swill be provided to the Securities and Exchange Commission upon request